Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2011, with respect to the consolidated financial statements included in the Annual Report of IVAX Diagnostics, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of IVAX Diagnostics, Inc. on Forms S-8 (File No. 333-161393, 333-75854 and 333-48316).

/s/ Grant Thornton LLP

Grant Thornton LLP
Miami, Florida
March 30, 2011